NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE-MONTH 2016 RESULTS

HIGHLIGHTS

•
Management continues to work diligently to execute Stratus’ board-approved five-year plan, and is working closely with Stratus’ financial advisor, Hentschel & Company, in connection with Stratus’ previously-announced review of strategic alternatives to further enhance value for Stratus’ stockholders.

•
On October 4, 2016, Stratus entered into an agreement to sell The Oaks at Lakeway for $114.0 million in cash. Subject to a 45-day inspection period and other significant and customary closing conditions, the sales agreement provides for a closing in fourth-quarter 2016 and, if closed, will generate approximately $50.0 million of pre-tax net cash proceeds.

•
Stratus’ Santal multi-family project, the initial 236-unit phase of Stratus' 1,860 multi-family unit portfolio in Barton Creek Section N, was substantially completed in August 2016. As of October 31, 2016, 131 units were leased, contributing to an increase in Stratus' commercial leasing revenue. In accordance with Stratus’ five-year plan, this 1,860 multi-family unit portfolio is expected to be methodically developed and strategically marketed for sale. Permits for the second 212-unit phase of Santal have been secured.

•
Stratus' HEB grocery-anchored retail projects in Killeen and Magnolia, Texas are progressing, with the related HEB stores presently expected to open in March 2017 and late 2018 or early 2019, respectively.

•
Construction on the first five of 20 townhomes planned at the Villas at Amarra Drive townhome project (the Amarra Villas) in Barton Creek is progressing and is expected to be completed in early 2017. As of October 31, 2016, these townhomes are being marketed for sale. The townhomes average approximately 4,400 square feet and are being marketed as “lock and leave” properties, with golf course access and cart garages.

•
Sales of 13 lots for $6.1 million were closed in third-quarter 2016, compared with 13 lots for $5.9 million in third-quarter 2015. In October 2016, Stratus sold one lot and as of October 31, 2016, five lots were under contract. Lot inventory available for sale at Barton Creek and Circle C totaled 58 and 10 lots, respectively, at October 31, 2016. These lots are actively being marketed for sale in accordance with Stratus’ five-year plan.

•
Net loss attributable to common stockholders totaled $1.7 million, $0.20 per share, for third-quarter 2016, compared with net income attributable to common stockholders totaling $10.2 million, $1.27 per share, for third-quarter 2015. Results for third-quarter 2016 reflected higher interest expense reflecting increased borrowings and higher interest rates associated with Stratus' refinancing of the W Austin Hotel & Residences and construction loans to support Stratus' development projects. Results for third-quarter 2015 included a gain of $20.7 million on the sales of Parkside Village and 5700 Slaughter.

•
Stratus’ consolidated debt at September 30, 2016, of $285.4 million consisted of 57 percent fixed-rate debt, with an average interest rate of 5.6 percent, and 43 percent variable-rate debt, with an average interest rate of 4.0 percent.

•
In September 2016, Stratus received $12.3 million of bond proceeds related to Travis County municipal utility districts (MUDs) as reimbursement of infrastructure costs incurred in its development of Section N in Barton Creek. Stratus expects to receive an additional $12.5 million of MUD reimbursements in future periods.

AUSTIN, TX, November 9, 2016 - Stratus Properties Inc.'s (NASDAQ: STRS) EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $2.8 million for third-quarter 2016 and $4.3 million for the first nine months of 2016, compared with $18.4 million for third-quarter 2015 and $26.6 million for the first nine months of 2015. Stratus' net loss attributable to common stockholders totaled $1.7 million, $0.20 per share, for third-quarter 2016, compared with net income attributable to common stockholders of $10.2 million, $1.27 per share, for third-quarter 2015. Stratus' net loss attributable to common stockholders for the first nine months of 2016 totaled $5.8 million, $0.72 per share, compared with net income attributable to common stockholders of $11.9 million, $1.47 per share, for the first nine months of 2015. Results for the 2016 periods reflected an increase in general and administrative expenses associated with Stratus’ successful proxy contest and higher interest expense on increased borrowings and higher interest rates associated with Stratus' refinancing of the W Austin Hotel & Residences and construction loans to support Stratus' development projects. The results for the third quarter and first nine months of 2015 included a gain of $20.7 million ($10.8 million to net income attributable to common stock) on the sales of Parkside Village and 5700 Slaughter. Stratus’ results also reflected special items detailed in the Summary Financial Results table below, including, for the first nine months of 2015, income of $3.2 million, $0.40 per share, associated with a deferred gain on the 2012 sale of 7500 Rialto.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, stated, “We continue to advance our five-year plan, with our announced agreement to sell The Oaks at Lakeway which, subject to an inspection period that expires November 18 and satisfaction of significant and customary closing conditions, is expected to close during the fourth quarter. We believe this transaction provides strong evidence of the value created by our company’s five-year plan strategy, including our HEB grocery-anchored retail development projects. Our current development activities continue to progress according to schedule, including our HEB projects in Killeen and Magnolia and our Amarra Villas townhome project in Barton Creek. Leasing activity at the recently completed initial phase of our Santal multi-family project in Barton Creek has been strong, and at Circle C we have seen high interest in our Meridian lots. Management continues to work closely with Stratus’ financial advisor in our previously announced review of strategic alternatives to enhance shareholder value.”

Summary Financial Results.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015		2016		2015
	(In Thousands, Except Per Share Amounts)
Revenues	$21,180	$19,677		$59,356		$59,888
Operating income (loss)	425	20,976	[a]	(464)		23,127	[a]
(Loss) income from continuing operations	(1,659)	13,741	[a]	(5,825)	[b]	14,067	[a]
Income from discontinued operations, net of taxes	—	—		—		3,218	[c]
Net (loss) income	(1,659)	13,741	[a]	(5,825)	[b]	17,285	[a]
Net income attributable to noncontrolling interests in subsidiaries	—	(3,493)		—		(5,414)
Net (loss) income attributable to common stockholders	(1,659)	10,248	[a]	(5,825)	[b]	11,871	[a,c]

EBITDA[d]	2,791	18,363		4,336		26,564

Diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.20)	$1.27	[a]	$(0.72)	[b]	$1.07	[a]
Discontinued operations	—	—		—		0.40	[c]
	$(0.20)	$1.27		$(0.72)		$1.47

Diluted weighted-average shares of common stock outstanding	8,094	8,094		8,086		8,085

a.	Includes a total gain of $20.7 million ($10.8 million to net income attributable to common stock or $1.34 per share) associated with the sales of Parkside Village and 5700 Slaughter.

b.	Includes a loss on early extinguishment of debt totaling $0.8 million ($0.5 million to net loss attributable to common stock or $0.07 per share) associated with prepayment of the Bank of America loan.

c.	Represents/includes recognition of a deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stock or $0.40 per share) associated with the 2012 sale of 7500 Rialto.

d.	For additional information, refer to the supplemental schedule, "EBITDA", on page VI.

Five-Year Plan. In March 2015, Stratus announced that its board of directors had unanimously approved a five-year plan to create value for stockholders by methodically developing certain existing assets and strategically marketing other assets for sale at appropriate values. Under the plan, any future new projects will be complementary to existing operations and will be projected to be developed and sold within a five-year time frame. Consistent with the five-year plan, on July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter commercial properties, both located in the Circle C community, for $32.5 million and $12.5 million, respectively. As discussed further below, Stratus has entered into an agreement to sell The Oaks at Lakeway for $114.0 million in cash. In addition, Stratus continues to market its completed single-family homesites, has more than 55 percent of the first phase of the Santal multi-family units leased, has secured permits for the second phase of the Santal multi-family project, and continues to progress development projects and plans, including additional HEB grocery-anchored projects.

On September 28, 2015, Stratus completed the purchase of Canyon-Johnson Urban Fund II, L.P.'s (Canyon-Johnson’s) approximate 58 percent interest in the joint venture that owned the W Austin Hotel & Residences (the Block 21 Joint Venture) for approximately $62 million, after Canyon-Johnson triggered the buy/sell provisions in the joint venture agreement. Stratus completed the refinancing of the W Austin Hotel & Residences in January 2016.

Review of Strategic Alternatives. In April 2016, Stratus announced that its board of directors authorized management to explore a full range of strategic alternatives to enhance value for its stockholders, including, but not limited to, a sale of Stratus, a sale of certain of its core assets, a share repurchase program, and continuing its long-term plans to develop the value of its properties. After conducting a thorough process of evaluating several financial advisors, Stratus engaged Hentschel & Company, a premier boutique investment banking advisory firm focused on the real estate industry, as financial advisor in connection with the review of strategic alternatives. The board of directors has not set a definitive timeline for completion of this review process and has not determined to enter into any transaction. There can be no assurance that this process will result in any change to the previously announced five-year plan, a sale transaction or any other transaction. Stratus does not intend to comment further or to disclose developments regarding the process until such time as its board of directors has determined the outcome of the process or otherwise determines that further disclosure is appropriate.

Sale of The Oaks at Lakeway. On October 4, 2016, Stratus entered into an agreement to sell The Oaks at Lakeway, an HEB grocery-anchored retail project planned for 236,739 square feet of commercial space, for $114.0 million in cash. The sales agreement provides for a closing in fourth-quarter 2016, subject to the satisfaction or waiver of a number of significant conditions, in addition to customary closing conditions.

Stratus expects pre-tax net cash proceeds at closing to approximate $50.0 million and expects to use these projected net cash proceeds to pay indebtedness outstanding under its revolving line of credit and its term loan with Diversified Real Asset Income Fund, which would result in Stratus having substantially no debt outstanding except for other project-specific debt.

As a condition to closing, the parties are required to enter into three master lease agreements: (1) one covering unleased in-line retail space, with a five-year term, (2) one covering four unleased pad sites, three of which have 10-year terms, and one of which has a 15-year term, and (3) one covering the hotel pad with a 99-year term. Stratus projects that, as of the closing, its master lease rent obligation will approximate $190,000 per month and will decline over time until leasing is complete and all leases are assigned to the purchaser, which is projected to occur by December 2018. To secure its obligations under the master leases, Stratus is required to provide a $1.5 million irrevocable letter of credit with a three-year term.

Among other conditions, the sales agreement is subject to a 45-day inspection period (which expires on November 18, 2016) during which the purchaser can terminate the agreement in its sole discretion, and is conditioned on HEB agreeing to a specified amendment to its lease, which HEB may grant in its sole discretion. In the event of a default by the purchaser after the 45-day inspection period, earnest money of $5.0 million would be delivered to Stratus as liquidated damages in full satisfaction of claims against the purchaser for the default.

Progress on Other Development Projects. Construction of the first five of 20 townhomes planned for the Villas at Amarra Drive in Barton Creek commenced in March 2016 and is expected to be completed in early 2017. As of October 31, 2016, these townhomes are being marketed for sale. The townhomes average approximately 4,400 square feet and are being marketed as “lock and leave” properties, with golf course access and cart garages. Construction of the remaining townhomes will proceed in series after the first five and subsequent units are completed and sold.

The Santal multi-family project, a garden-style apartment complex, was substantially completed in August 2016 and includes 236 apartment units. As of October 31, 2016, 131 units were leased. Santal is the initial phase of Stratus' 1,860 multi-family unit portfolio in Barton Creek Section N. The portfolio is fully entitled and has committed utility capacity for full buildout. Permits for the second 212-unit phase have been secured.

Stratus has completed the planning, engineering, and permitting for the regional water, wastewater, drainage and roadway infrastructure necessary for the development of Barton Creek Section N. Construction of a water treatment plant, linear utility construction, drainage facilities, Tecoma Boulevard and a regional wastewater treatment plant have been completed. These infrastructure facilities, essential for development of Section N and Sections K, L and O, reflect a total infrastructure investment to date of approximately $40.0 million, of which approximately $29.5 million has been reimbursed or is eligible for reimbursement by municipal utility districts (MUDs). As of September 30, 2016, Stratus has received MUD reimbursements of $17.0 million, $12.3 million of which was received in September 2016. Stratus expects to receive the remaining $12.5 million in MUD reimbursements in future periods.

Stratus’ HEB grocery-anchored retail developments in Killeen and Magnolia, Texas are progressing on schedule and are expected to be developed, marketed and sold pursuant to Stratus' five-year plan. Construction of the West Killeen Market project began in August 2016, and the HEB store is scheduled to open in March 2017. The HEB store at the Magnolia location is presently expected to open in late 2018 or early 2019.

Operating Results. Operating income for the Hotel segment increased during the 2016 periods, primarily reflecting lower depreciation expense. Hotel revenue reflects the results of operations for the W Austin Hotel, a 251-room hotel which Stratus believes sets the standard for contemporary luxury in downtown Austin. Lower revenue from the Hotel segment of $8.3 million for third-quarter 2016 and $29.7 million for the first nine months of 2016, compared with $8.6 million for third-quarter 2015 and $31.4 million for the first nine months of 2015, primarily reflects lower room revenue resulting from decreased occupancy rates, partly attributable to increased hotel capacity in the Austin area. Revenue per available room at the W Austin Hotel, which is calculated by dividing total room revenue by the average total rooms available, averaged $227 for third-quarter 2016 and $265 for the first nine months of 2016, compared with $241 for third-quarter 2015 and $282 for the first nine months of 2015. Depreciation expense was lower in the 2016 periods, resulting from certain furniture and equipment being fully depreciated as of December 31, 2015.

Operating results for the Entertainment segment decreased in third-quarter 2016, compared with third-quarter 2015, primarily as a result of fewer events hosted at Austin City Limits Live at the Moody Theater (ACL Live). In addition, results reflected a decrease in production engagements at Stageside Productions and increases in lower margin events at 3TEN ACL Live and events hosted at other venues. Revenue from the Entertainment segment totaled $4.2 million for both the third quarters of 2016 and 2015, and $13.3 million and $13.6 million for the first nine months of 2016 and 2015, respectively. Entertainment revenue primarily reflects the results of operations for ACL Live and will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the number and type of events. ACL Live hosted 42 events during third-quarter 2016, 49 events during third-quarter 2015 and 152 events during each of the first nine months of 2016 and 2015. ACL Live currently has events booked through October 2017.

Operating income from the Commercial Leasing segment decreased in the 2016 periods, compared to the 2015 periods, primarily as a result of the $20.7 million gain on the sales of Parkside Village and 5700 Slaughter in third-quarter 2015. Rental revenue from the Commercial Leasing segment totaled $2.8 million for third-quarter 2016 and $7.3 million for the first nine months of 2016, compared with $0.9 million for third-quarter 2015 and $4.7 million for the first nine months of 2015. Rental revenue for the 2016 periods primarily includes revenue from The Oaks at Lakeway, office and retail space at the W Austin Hotel & Residences, Barton Creek Village and the Santal multi-family project. Rental revenue for the first nine months of 2015 included revenue from Parkside Village and 5700 Slaughter, which were both sold on July 2, 2015. The increase in rental revenue in the 2016 periods reflects rental revenues from The Oaks at Lakeway and Santal, partially offset by a decrease related to the sales of Parkside Village and 5700 Slaughter.

Operating income from the Real Estate Operations segment increased in third-quarter 2016, compared to third-quarter 2015, primarily reflecting lower cost of sales. Operating income decreased during the first nine months of 2016, compared to the first nine months of 2015, primarily reflecting lower revenues from developed property sales and lower commissions. Revenue from the Real Estate Operations segment totaled $6.2 million for both the third quarter of 2016 and 2015, $9.9 million for the first nine months of 2016 and $11.0 million for the first nine months of 2015.

Stratus' developed property sales included the following (dollars in thousands):

	Three Months Ended September 30,
	2016			2015
	Lots	Revenues	Average Cost per Lot	Lots	Revenues	Average Cost per Lot
Barton Creek
Amarra Drive:
Phase III Lots	5	$3,913	$363	4	$3,340	$401

Circle C
Meridian	8	2,150	151	9	2,560	161

Total Residential	13	$6,063		13	$5,900

	Nine Months Ended September 30,
	2016			2015
	Lots	Revenues	Average Cost per Lot	Lots	Revenues	Average Cost per Lot
Barton Creek
Amarra Drive:
Phase II Lots	1	$550	$190	—	$—	$—
Phase III Lots	5	3,913	363	7	5,110	351

Circle C
Meridian	18	4,965	155	18	5,040	159
Total Residential	24	$9,428		25	$10,150

The decrease in developed property sales revenues for the first nine months of 2016 primarily resulted from a decrease in Amarra Drive Phase III lot sales, partially offset by an increase in Amarra Drive Phase II lot sales. In recent periods, sales of Stratus’ higher priced Amarra Drive lots have been slower than sales of its Circle C Meridian lots, which Stratus believes reflects national sales trends, and Stratus continues to have significant inventory in developed Amarra Drive lots. During October 2016, Stratus sold one lot and as of October 31, 2016, had five lots under contract. Lot inventory available for sale at Barton Creek and Circle C totaled 58 and 10 lots, respectively, at October 31, 2016. These lots are actively being marketed for sale in accordance with Stratus’ five-year plan.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, but including projects in certain other select markets in Texas.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding the implementation and potential results of Stratus' five-year plan, projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, including expectations related to completion of the pending sale of The Oaks at Lakeway (Lakeway), projected net cash proceeds from the sale, projected debt balances after application of the net proceeds and Stratus’ projections with respect to its obligations under the master lease agreements, commercial leasing activities, timeframes for development, construction and completion of Stratus' projects, capital expenditures, liquidity and capital resources, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the outcome of the strategic review process, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its board of directors considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, other factors related to the pending Lakeway transaction including Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk

Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus' subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Hotel	$8,268	$8,521	$29,501	$31,194
Entertainment	4,190	4,159	13,236	13,463
Commercial leasing	2,567	787	6,761	4,311
Real estate operations	6,155	6,210	9,858	10,920
Total revenues	21,180	19,677	59,356	59,888
Cost of sales:
Hotel	6,891	6,782	22,248	23,159
Entertainment	3,713	3,423	10,532	10,514
Commercial leasing	1,390	516	3,295	2,216
Real estate operations	4,075	4,459	8,173	8,580
Depreciation	2,189	2,063	5,854	6,713
Total cost of sales	18,258	17,243	50,102	51,182
General and administrative expenses	2,497	2,187	9,718	6,308
Gain on sales of assets	—	(20,729)	—	(20,729)
Total	20,755	(1,299)	59,820	36,761
Operating income (loss)	425	20,976	(464)	23,127
Interest expense, net	(2,579)	(855)	(6,894)	(2,736)
Gain (loss) on interest rate derivative instruments	174	(918)	(301)	(986)
Loss on early extinguishment of debt	—	—	(837)	—
Other income, net	6	15	14	304
(Loss) income before income taxes and equity in unconsolidated affiliates' (loss) income	(1,974)	19,218	(8,482)	19,709
Equity in unconsolidated affiliates' (loss) income	(3)	(280)	70	(398)
Benefit from (provision for) income taxes	318	(5,197)	2,587	(5,244)
(Loss) income from continuing operations	(1,659)	13,741	(5,825)	14,067
Income from discontinued operations, net of taxes	—	—	—	3,218
Net (loss) income	(1,659)	13,741	(5,825)	17,285
Net income attributable to noncontrolling interests in subsidiaries	—	(3,493)	—	(5,414)
Net (loss) income attributable to common stockholders	$(1,659)	$10,248	$(5,825)	$11,871

Basic and diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.20)	$1.27	$(0.72)	$1.07
Discontinued operations	—	—	—	0.40
	$(0.20)	$1.27	$(0.72)	$1.47

Weighted-average shares of common stock outstanding:
Basic	8,094	8,063	8,086	8,055
Diluted	8,094	8,094	8,086	8,085

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$16,240	$17,036
Restricted cash	10,682	8,731
Real estate held for sale	21,526	25,944
Real estate under development	111,491	139,171
Land available for development	13,733	23,397
Real estate held for investment, net	240,614	186,626
Deferred tax assets	28,156	15,329
Other assets	15,407	13,871
Total assets	$457,849	$430,105

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$7,930	$14,182
Accrued liabilities, including taxes	23,088	10,356
Debt	285,358	260,592
Other liabilities	10,247	8,301
Total liabilities	326,623	293,431

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	92	91
Capital in excess of par value of common stock	192,788	192,122
Accumulated deficit	(40,969)	(35,144)
Common stock held in treasury	(20,760)	(20,470)
Total stockholders' equity	131,151	136,599
Noncontrolling interests in subsidiaries	75	75
Total equity	131,226	136,674
Total liabilities and equity	$457,849	$430,105

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2016	2015
Cash flow from operating activities:
Net (loss) income	$(5,825)	$17,285
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	5,854	6,713
Cost of real estate sold	4,546	4,935
Gain on sales of assets	—	(20,729)
Loss on early extinguishment of debt	837	—
Loss on interest rate derivative contracts	301	986
Debt issuance cost amortization and stock-based compensation	1,233	1,177
Gain on sale of 7500 Rialto, net of tax	—	(3,218)
Equity in unconsolidated affiliates' (income) loss	(70)	398
Deposits	1,054	1,267
Deferred income taxes	(12,827)	1,470
Purchases and development of real estate properties	(10,919)	(20,591)
Municipal utility district reimbursement	12,302	5,307
Increase in other assets	(2,675)	(3,519)
Increase in accounts payable, accrued liabilities and other	7,071	11,863
Net cash provided by operating activities	882	3,344

Cash flow from investing activities:
Capital expenditures	(24,820)	(37,383)
Net proceeds from sales of assets	—	43,266
Other, net	(19)	6
Net cash (used in) provided by investing activities	(24,839)	5,889

Cash flow from financing activities:
Borrowings from credit facility	24,000	55,826
Payments on credit facility	(19,120)	(20,857)
Borrowings from project loans	174,342	60,202
Payments on project and term loans	(154,584)	(36,081)
Purchase of noncontrolling interest	—	(61,991)
Stock-based awards net (payments) proceeds, including excess tax benefit	(146)	1,722
Noncontrolling interests distributions	—	(4,244)
Financing costs	(1,331)	(265)
Net cash provided by (used in) financing activities	23,161	(5,688)
Net (decrease) increase in cash and cash equivalents	(796)	3,545
Cash and cash equivalents at beginning of year	17,036	29,645
Cash and cash equivalents at end of period	$16,240	$33,190

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Hotel, Entertainment, Commercial Leasing and Real Estate Operations.
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences.
The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, including the recently opened 3TEN ACL Live, which opened in March 2016 on the site of the W Austin Hotel & Residences, and the results of the Stageside Productions joint venture with Pedernales Entertainment LLC.
The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences, a retail building and a bank building in Barton Creek Village, a retail property at The Oaks at Lakeway and the Santal multi-family project. On July 2, 2015, Stratus completed the sales of the Parkside Village and 5700 Slaughter properties, which were included in the Commercial Leasing segment.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, the Circle C community, Lantana and the condominium units at the W Austin Hotel & Residences); in Lakeway, Texas (The Oaks at Lakeway) located in the greater Austin area; in Magnolia, Texas located in the greater Houston area; and in Killeen, Texas (The West Killeen Market).
Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses primarily consist of employee salaries, wages and other costs, and beginning January 1, 2016, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The segment disclosures for the 2015 periods have been recast to be consistent with the presentation of general and administrative expenses in the 2016 periods. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment data presented below were prepared on the same basis as Stratus' consolidated financial statements (in thousands).

	Hotel	Entertainment	Commercial Leasing[a]	Real Estate Operations[b]		Corporate, Eliminations and Other[c]		Total
Three Months Ended September 30, 2016:
Revenues:
Unaffiliated customers	$8,268	$4,190	$2,567	$6,155		$—		$21,180
Intersegment	60	6	203	8		(277)		—
Cost of sales, excluding depreciation	6,893	3,837	1,398	4,076		(135)		16,069
Depreciation	873	378	920	55		(37)		2,189
General and administrative expenses	—	—	—	—		2,497	[d]	2,497
Operating income (loss)	$562	$(19)	$452	$2,032		$(2,602)		$425
Capital expenditures[e]	$16	$(16)	$2,385	$3,290	[f]	$—		$5,675
Municipal utility district (MUD) reimbursements	—	—	—	12,302		—		12,302
Total assets at September 30, 2016	104,674	38,240	119,968	171,465		23,502		457,849

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (continued)

	Hotel	Entertainment	Commercial Leasing[a]	Real Estate Operations[b]	Eliminations and Other[c]	Total
Three Months Ended September 30, 2015:
Revenues:
Unaffiliated customers	$8,521	$4,159	$787	$6,210	$—	$19,677
Intersegment	76	22	134	8	(240)	—
Cost of sales, excluding depreciation	6,792	3,493	524	4,458	(87)	15,180
Depreciation	1,494	323	222	58	(34)	2,063
General and administrative expenses	—	—	—	—	2,187	2,187
Gain on sales of assets	—	—	(20,729)	—	—	(20,729)
Operating income (loss)	$311	$365	$20,904	$1,702	$(2,306)	$20,976
Capital expenditures[e]	$241	$52	$20,350	$4,888	$—	$25,531
MUD reimbursements	—	—	—	5,307	—	5,307
Total assets at September 30, 2015	108,877	49,039	26,522	231,228	11,704	427,370

Nine Months Ended September 30, 2016:
Revenues:
Unaffiliated customers	$29,501	$13,236	$6,761	$9,858		$—		$59,356
Intersegment	220	90	564	24		(898)		—
Cost of sales, excluding depreciation	22,322	10,869	3,319	8,174		(436)		44,248
Depreciation	2,570	1,084	2,162	169		(131)		5,854
General and administrative expenses	—	—	—	—		9,718	[d]	9,718
Operating income (loss)	$4,829	$1,373	$1,844	$1,539		$(10,049)		$(464)
Capital expenditures[e]	$277	$263	$24,280	$10,919	[f]	$—		$35,739
MUD reimbursements	—	—	—	12,302		—		12,302

Nine Months Ended September 30, 2015:
Revenues:
Unaffiliated customers	$31,194	$13,463	$4,311	$10,920	$—	$59,888
Intersegment	217	124	386	58	(785)	—
Cost of sales, excluding depreciation	23,247	10,666	2,274	8,580	(298)	44,469
Depreciation	4,484	965	1,190	183	(109)	6,713
General and administrative expenses	—	—	—	—	6,308	6,308
Gain on sales of assets	—	—	(20,729)	—	—	(20,729)
Operating income (loss)	$3,680	$1,956	$21,962	$2,215	$(6,686)	$23,127
Income from discontinued operations[f]	$—	$—	$3,218	$—	$—	$3,218
Capital expenditures[e]	689	121	36,573	20,591	—	57,974
MUD reimbursements	—	—	—	5,307	—	5,307

a.	Includes the results of the Parkside Village and 5700 Slaughter commercial properties through July 2, 2015.

b.	Includes sales commissions and other revenues together with related expenses.

c.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

d.
General and administrative costs were higher in the third quarter and first nine months of 2016, compared with the third quarter and first nine months of 2015, primarily reflecting higher legal and consulting fees mainly due to $0.3 million in third-quarter 2016 and $2.8 million for the first nine months of 2016 associated with Stratus' successful proxy contest.

e.	Also includes purchases and development of residential real estate held for sale.

f.	Represents a deferred gain, net of taxes, associated with the 2012 sale of 7500 Rialto that was recognized in first-quarter 2015.

V

STRATUS PROPERTIES INC.
EBITDA
(In Thousands)

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the United States (U.S.)) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus' presentation of EBITDA affords them greater transparency in assessing our financial performance. This information differs from net (loss) income attributable to common stockholders determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net (loss) income attributable to common stockholders	$(1,659)	$10,248	$(5,825)	$11,871
Depreciation	2,189	2,063	5,854	6,713
Interest expense, net	2,579	855	6,894	2,736
(Benefit from)/Provision for income taxes	(318)	5,197	(2,587)	5,244
EBITDA	$2,791	$18,363	$4,336	$26,564

VI